                                                                  Exhibit 10.20


                    FORM OF RECOURSE SECURED PROMISSORY NOTE
                                ("RECOURSE NOTE")


$374,900                                                          June 26, 2001


            FOR VALUE RECEIVED, the undersigned (the "Stockholder") hereby promises to pay to the order of FLCC Holdings, Inc., a Delaware corporation (the "Company"), or to the legal holder of this Recourse Note at the time of payment, on the Maturity Date (as hereinafter defined), the principal sum of Three hundred seventy-four thousand nine-hundred ($374,900) in lawful money of the United States of America, and to pay simple interest at a rate of 5.02 percent per annum (the "Interest Rate") (computed on the basis of a 365 or 366 day year, as the case may be) on the unpaid principal amount hereof from and after the date of this Recourse Note until the entire principal amount hereof has been paid in full. Accrued but unpaid interest shall be paid on June 30 of each year and upon payment (including prepayment) of the principal amount hereof. Notwithstanding the foregoing, the Stockholder shall have the option on June 30 of each year to either pay the interest due on such date (each, an "Interest Payment") or increase the principal amount due under this Recourse Note by the amount of such Interest Payment. Immediately thereafter, the principal amount of this Recourse Note shall be increased by such Interest Payment and interest shall accrue on the principal amount of this Recourse Note as so increased.

            The proceeds of the loan evidenced by this Recourse Note shall be used as partial payment for the purchase by the Stockholder of shares (the "Financed Stock") of Class B Common Stock (the "Class B Common Stock"), par value $.01 per share, of the Company. In connection with the Stockholder's purchase of shares of Class B Common Stock, the Stockholder and the Company are entering into a Stockholder's Agreement, dated as of the date hereof, which sets forth certain rights and restrictions pursuant to which the Stockholder holds such shares (the "Stockholder's Agreement"). Payment of the principal of and interest on this Recourse Note is secured pursuant to the terms of a Stock Pledge Agreement, dated as of the date hereof, between the Stockholder and the Company (the "Pledge Agreement"), reference to which is made for a description of the collateral provided thereby and the rights of the Company and any other holder of this Recourse Note in respect of such collateral.

            The "Maturity Date" shall mean the earliest of (i) the ninth anniversary of the date hereof, (ii) the 181st day following the date (the "Termination Date") on which the Stockholder's employment with the Company terminates for any reason, if the Company has not delivered by such 181st day a notice exercising its right to purchase, and the Stockholder has not delivered by such 181st day a notice requiring the Company to purchase, as the case may be, any of the Stockholder's Financed Stock pursuant to Section 3.2 of the Stockholder's Agreement, and (iii) the date of the Closing (as defined in the Stockholder's Agreement).

            If the date set for payment of principal or interest hereunder is a Saturday, Sunday or legal holiday, then such payment shall be made on the next succeeding business day.

            This Recourse Note is subject to the following further terms and conditions:

            1. MANDATORY PREPAYMENTS. If at any time the Stockholder receives
(a) any cash proceeds from the sale, transfer, redemption or other disposition (individually and collectively, a "Sale") of any of the Stockholder's shares of Class B Common Stock or from the Sale of any shares or other property received in exchange for or otherwise in respect of any of the Stockholder's shares of Class B Common Stock (in each case, whether or not constituting Financed Stock) (individually and collectively, the "Sold Shares"), including, without limitation, any Sale by the Stockholder of shares of Class B Common Stock to the Company, or (b) any cash payments, cash dividends or other cash distributions in respect of any of the Stockholder's shares of Class B Common Stock or in respect of any shares or other property received in exchange for or otherwise in respect of any of the Stockholder's shares of Class B Common Stock (in each case, whether or not constituting Financed Stock) (collectively "Distributions"), the Stockholder shall promptly apply the Net Proceeds (as hereinafter defined) thereof to the prepayment of the outstanding principal amount of this Recourse Note, together with accrued and unpaid interest on the principal amount being prepaid.

            The term "Net Proceeds" shall mean the total cash proceeds received from the Sale of the Sold Shares or the total amount of the Distribution, as applicable (individually and collectively, a "Cash Payment"), less (except in the case of a sale of shares of Class B Common Stock to the Company) an amount equal to the sum of (i) the federal income tax liability that would be payable in respect of the income or gain recognized upon such Sale or in respect of such Distribution, as the case may be, after giving effect to a deduction for any state income tax liability described in clause (ii) below, assuming a tax rate equal to the maximum federal income tax rate on long term or short term, as applicable, capital gains, or applicable to the Distribution, as the case may be, in effect at the time, (ii) any state income tax liability that would be payable in respect of such income or gain, as the case may be, assuming the maximum state income tax rate applicable to such stockholder with respect to such Sale or Distribution, as the case may be, in effect at the time and (iii) the Stockholder's proportionate share of any "Expenses of Sale" (as defined in the Stockholder's Agreement) related to such Sale.

            Concurrently with any prepayment (including by set-off as set forth below) of any portion of the principal amount of this Recourse Note pursuant to this Section 1 or Section 2 hereof, the Company (or other holder of this Recourse Note) shall make a notation of such payment hereon. If full payment of all unpaid principal of and accrued and unpaid interest on this Recourse Note is made, this Recourse Note shall be canceled and delivered to the Stockholder.

            If at any time, or from time to time, after the date hereof, the Stockholder shall become entitled to receive from the Company or any affiliate of the Company (or other holder of this Recourse Note) any Cash Payment, then and in each case the Company or such affiliate (or other holder of this Recourse
Note) shall only be obligated to pay to the Stockholder an amount equal to such Cash Payment less the Net Proceeds thereof, and the Company (or other holder of this Recourse Note) shall set off the amount of the Net Proceeds of such Cash Payment against (and such set-off shall satisfy the Stockholder's obligations hereunder to apply such amount to the prepayment of) the outstanding principal amount of and/or accrued and unpaid interest on this Recourse Note, as applicable.

            2. PAYMENT AND PREPAYMENT. All payments and prepayments of principal of and interest on this Recourse Note shall be made to the Company or its order (or to any other holder of this Recourse Note or such holder's order), in lawful money of the United States of America at the principal offices of the Company (or at such other place as the holder hereof shall notify the Stockholder in writing). The Stockholder may, at the Stockholder's option, prepay this Recourse
Note in whole or in part at any time or from time to time without penalty or premium. Any prepayments of any portion of the principal amount of this Recourse Note shall be accompanied by payment of all interest accrued but unpaid on the principal amount being prepaid.

            3. EVENTS OF DEFAULT. Upon the occurrence of any of the following events ("Events of Default"):

                  (a) Failure to pay any principal of this Recourse Note
            (including as required under Section 1 hereof) when due; or

                  (b) Failure to pay any interest under this Recourse Note when due which shall remain unremedied for ten days following the date when such interest was due hereunder; or

                  (c) Failure to comply with any of the terms of the
            Stockholder's Agreement,

then, and in any such event, the holder of this Recourse Note may declare, by notice of default given to the Stockholder, the entire principal amount of this Recourse Note to be forthwith due and payable, whereupon the entire principal amount of this Recourse Note outstanding and any accrued and unpaid interest hereunder shall become due and payable without presentment, demand, protest, notice of dishonor and all other demands and notices of any kind, all of which are hereby expressly waived. Upon the occurrence of an Event of Default, the accrued and unpaid interest hereunder shall thereafter bear the same rate of interest as on the principal hereunder, but in no event shall such interest be charged which would violate any applicable usury law. If an Event of Default shall occur hereunder, the Stockholder shall pay costs of collection, including reasonable attorneys' fees, incurred by the holder in the enforcement hereof.

            No delay or failure by the holder of this Recourse Note in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the holder hereof of any right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

            4.    MISCELLANEOUS.

                  (a) The provisions of this Recourse Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof. The provisions of Section 6.14 of the Stockholder's Agreement are incorporated by reference herein.

                  (b) All notices and other communications hereunder shall be in writing and will be deemed to have been duly given if delivered or mailed in accordance with the Stockholder's Agreement.

                  (c) The headings contained in this Recourse Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

                  (d) Neither this Recourse Note nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder without the prior written consent of the Company. The Company may assign this Recourse Note or any of its rights, interests or obligations hereunder to any affiliate thereof without the consent of any other party.

            IN WITNESS WHEREOF, this Recourse Note has been duly executed and delivered by the Stockholder on the date first above written.

                                           /s/ Randy L. Taylor
                                          ----------------------------------
                                          Randy L. Taylor